EXHIBIT 5.1

[Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.]

October 2, 2013

OXiGENE, Inc.

701 Gateway Blvd., Suite 210

South San Francisco, CA 94080

Ladies and gentlemen:

We have acted as counsel for OXiGENE, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2013 under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of (1) 5,052,007 shares (the “Common Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), including 2,452,431 shares of Common Stock reserved for issuance upon the conversion of Series B Preferred Stock, $0.01 par value per share (the “Conversion Shares”), and 2,599,576 shares of Common Stock reserved for issuance pursuant to Warrants to purchase shares of Common Stock (the “Warrant Shares”), and (2) 5,052,007 rights to purchase one share of Common Stock, which rights are attached to the Common Shares, are issuable pursuant to the Stockholder Rights Agreement, dated as of March 24, 2005, as amended, between the Company and the American Stock Transfer & Trust Company LLC, and are not currently exercisable, by the selling securityholders named therein (the “Selling Securityholders”). The Conversion Shares and the Warrant Shares have been issued or are issuable pursuant to the Securities Purchase Agreement, dated September 18, 2013, by and among the Company and the Selling Securityholders.

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that:

(a)	the Conversion Shares (including the attached rights) have been duly authorized and reserved for issuance, and when issued upon conversion of the Series B Preferred Stock in accordance with the terms thereof, will be legally issued, fully paid and nonassessable; and

(b)	the Warrant Shares (including the attached rights) have been duly authorized and reserved for issuance, and, when issued upon exercise of the Warrants in accordance with the terms thereof, will be legally issued, fully paid and nonassessable.

We are members of the Bar of the Commonwealth of Massachusetts, and the opinions expressed herein are limited to questions arising under the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.